CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
PARADIGM OIL AND GAS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada Revised Statues, as amended (the "Act"), does hereby certify:

FIRST: Pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporated of the Corporation, as amended (the "Articles of Incorporation"), and pursuant to Section 78.1955 of the Nevada Revised Statues, the Board of Directors adopted setting forth a proposed amendment of the Articles of Incorporation of said corporation, declaring said amendment to be advisable for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Articles of Incorporation of the corporation be amended by changing the Article thereof number "Four" to read as follows:

> **ARTICLE FOUR.** The total number of shares which the corporation shall have authority to issue is five hundred ten million (510,000,000). The total number of shares of Common Stock the Corporation shall have the authority to issue is five hundred million (500,000,000). The total number of shares of Preferred Stock the Corporation shall have the authority to issue is ten million (10,000,000). The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share.
>
> The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.
>
> The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article FOUR, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the applicable Laws of the State of Nevada Revised Statutes, to establish from time-to-time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series; (b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative priority, if any, of payment of dividends on shares of that series; (c) Whether that series shall have voting rights, in addition to the voting rights expressly required by law, and, if so, the terms of such voting rights; (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption date; (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (g) The rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of corporation and the relative rights of priority, if any, of payment of shares of that series; and (h) Any other relative rights, preferences and limitations of that series.

SECOND: The undersigned, being the Chief Executive Officer of Paradigm Oil and Gas, Inc., a Nevada corporation (the "Corporation"), does hereby certify that the following amendment, was duly adopted by the sole director and voted in favor of the amendment.

FURTHER, I declare under penalty and perjury under the laws of the State of Nevada that the matters set forth in this certificate of amendment are true and correct of my own knowledge.

Date: December ___, 2013

Paradigm Oil and Gas, Inc.

By:______________________
Name: Vince Vellardita
Title: Chief Executive Officer